Filed Pursuant to Rule 433
Registration Statement No. 333-133251
June 9, 2006
FINAL TERM SHEET
TELEFÓNICA EMISIONES, S.A.U.
FLOATING RATE NOTES TERMS AND CONDITIONS
This Free Writing Prospectus relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement dated June 6, 2006 and the Prospectus dated April 12, 2006 relating to these securities.

Issuer:	Telefónica Emisiones, S.A.U.
Guarantor:	Telefónica, S.A.
Ratings:	Baa1 negative outlook/BBB+ negative outlook/BBB+ stable outlook (Moody’s/S&P/Fitch)
Principal Amount:	$1,000,000,000
Security Type:	Senior Notes
Form of Issuance:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	June 20, 2006
Maturity Date:	June 19, 2009
CUSIP/ISIN:	87938WAD5 / US87938WAD56
Coupon:	Three-month LIBOR Telerate plus 0.30%
Interest Payment Dates:	March 20, June 20, September 20 and December 20 of each year, commencing on September 20, 2006, to the Maturity Date and on the Maturity Date (short final coupon)
First Interest Payment Date:	September 20, 2006
Day Count Convention/ Business Day Convention:	Actual/360; Modified Following, Adjusted
Redemption Provisions:
Tax call:	Optional redemption for taxation reasons, on September 20, 2006 and each Interest Payment Date thereafter at 100% of principal and accrued interest
Make-whole call:	Optional redemption, at any time, at the greater of (x) 100% of principal and accrued interest and (y) sum of the present values of the remaining payments of principal and interest discounted at a discount rate of three-month LIBOR minus 12.5 basis points
Listing call:	Optional redemption, if Notes are not listed on an OECD exchange 45 days prior to first Interest Payment Date at 100% of principal and accrued interest

Taxation:	Withholding tax applies subject to compliance with Beneficial Owner identification procedures and satisfaction of all other conditions for exemption from applicable withholding taxes
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Minimum Initial Purchase Amount:	$75,000
Listing:	New York Stock Exchange
Underwriters:	Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Lehman Brothers Inc. (joint bookrunning lead managers)
Other underwriters:	Banco Bilbao Vizcaya Argentaria, S.A., Calyon, Caja de Ahorros y Pensiones de Barcelona, Commerzbank Capital Markets Corp., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Santander Investment Securities Inc., Banca IMI S.p.A., UBS Securities LLC, WestLB AG (co-managers)
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Citigroup Global Markets Inc. by calling 1- 877-858-5407, from Credit Suisse Securities (USA) LLC by calling 1-800-221-1037, from Deutsche Bank Securities Inc. by calling 1-800-503-4611 and from Lehman Brothers Inc. by calling 1-888-603-5847.

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